Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Joseph Petta
January 19, 2007	212-460-4111

CON EDISON REPORTS 2006 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2006 earnings of $737 million or $2.96 a share, compared with earnings of $719 million or $2.95 a share in 2005.

For the fourth quarter of 2006, the company’s earnings were $201 million or $0.78 a share compared with earnings of $138 million or $0.56 a share for the fourth quarter of 2005.

“Our 2006 results reflect the capital investments we’ve made in our infrastructure to meet the growing energy needs of our customers and the improved performance of our competitive energy businesses,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer.

The company also declared a quarterly dividend of 58 cents a share on its common stock, payable March 15, 2007 to shareholders of record as of February 14, 2007, an annualized increase of 2 cents over the previous annual dividend of $2.30 a share. “The increase in the dividend, the 33rd consecutive annual increase, reflects our confidence in the company’s future and is a tangible measure of our commitment to our shareholders,” said Robert Hoglund, Senior Vice President and Chief Financial Officer.

The company expects its earnings for 2007 to be in the range of $3.05 to $3.25 a share, excluding the mark-to-market effects of the competitive energy businesses, which are not presently determinable. On a comparable basis, earnings in 2006 were $3.05 (excluding a mark-to-market loss of $0.09 a share) and in 2005 were $2.96 (excluding a mark-to-market loss of $0.01 a share). The forecast reflects construction expenditures of $2.0 billion for the company’s regulated utilities, common stock issuance of between $500 million and $700 million in addition to stock issuances under the company’s dividend reinvestment and employee stock plans, and long-term debt issuances of between $900 million and $1.3 billion in addition to debt issuances for maturing securities.

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CON EDISON REPORTS 2006 EARNINGS	page 2

The results of operations for the three months and year ended December 31, 2006, as compared with the 2005 periods, reflect milder weather in 2006, the utilities’ rate plans, expenditures related to the 2006 power outages, increased interest expense and the results of the competitive energy businesses including mark-to-market effects. The following table presents the estimated effect on earnings per share and net income for the year and fourth quarter of 2006 compared with the 2005 periods:

	Year 2006 vs. 2005		Quarter 2006 vs. 2005
	Earnings per Share	Net Income (Millions of Dollars)	Earnings per Share	Net Income (Millions of Dollars)
Con Edison of New York
Sales growth	$0.12	$28	$0.01	$1
Impact of weather in 2006 versus 2005	(0.32)	(79)	(0.08)	(19)
Electric rate plan	0.74	181	0.22	53
Gas rate plan	0.09	22	0.03	8
Steam rate plan	0.07	18	0.02	7
Queens power outage	(0.14)	(34)	0.02	5
Operations and maintenance expense -other	(0.28)	(67)	(0.05)	(11)
Depreciation, property taxes and other taxes	(0.20)	(49)	(0.02)	(4)
Interest charges – timing of deductions of construction-related costs	(0.07)	(17)	(0.01)	(3)
Interest charges - other	(0.13)	(31)	(0.03)	(5)
Other (includes dilutive effect of new stock issuances)	0.02	20	0.06	16

Total Con Edison of New York	(0.10)	(8)	0.17	48
Orange and Rockland Utilities	(0.02)	(4)	0.01	5
Competitive energy businesses
Earnings excluding mark-to-market effects	0.24	58	0.02	5
Mark-to-market effects	(0.08)	(19)	0.02	7
Other, including parent company expenses	(0.08)	(21)	(0.03)	(10)
Discontinued operations	0.05	12	0.03	8

Total variation	$0.01	$18	$0.22	$63

The earnings per share variations shown above include the dilutive effect of a higher weighted average number of common shares outstanding in the three months and year ended December 31, 2006. The weighted average number of common shares was 257 million shares and 249 million shares for the three months and year ended December 31, 2006, compared with 245 million shares and 244 million shares in the 2005 periods, respectively. The dilutive effect on earnings per share for the three months and year ended December 31, 2006 is $0.04 and $0.06, respectively. These amounts per share do not reflect the offsetting benefits of avoided interest expense.

Amounts of electricity and gas delivered by Con Edison of New York in 2006, after adjusting for variations in weather and billing days in the period, increased 1.8 percent and 1.3 percent, respectively, as compared with the 2005 period. Steam deliveries, after adjusting for variations in weather and billing days in the period, decreased 0.6 percent compared with the 2005 period.

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CON EDISON REPORTS 2006 EARNINGS	page 3

Refer to the attachment to this press release for the consolidated income statements for 2006 and 2005. Additional information related to utility sales and revenues is available at www.conedison.com (select “Investor Relations” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, “Earnings, excluding the mark-to-market effects of the competitive energy businesses,” not determined in accordance with Generally Accepted Accounting Principles (GAAP). This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $27 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that owns and operates generating plants and participates in other infrastructure projects.

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Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,731	$1,897	$7,634	$7,543
Gas	446	544	1,849	1,858
Steam	138	175	623	649
Non-utility	509	502	2,031	1,591

TOTAL OPERATING REVENUES	2,824	3,118	12,137	11,641

OPERATING EXPENSES
Purchased power	1,089	1,289	4,879	4,698
Fuel	134	263	734	816
Gas purchased for resale	237	368	1,082	1,155
Other operations and maintenance	468	446	1,901	1,685
Depreciation and amortization	162	149	621	584
Taxes, other than income taxes	308	311	1,253	1,185
Income taxes	93	41	407	361

TOTAL OPERATING EXPENSES	2,491	2,867	10,877	10,484

OPERATING INCOME	333	251	1,260	1,157

OTHER INCOME (DEDUCTIONS)
Investment and other income	10	9	40	37
Allowance for equity funds used during construction	2	1	6	9
Preferred stock dividend requirements of subsidiary	(3)	(3)	(11)	(11)
Other deductions	(12)	(3)	(24)	(16)
Income taxes	4	12	17	20

TOTAL OTHER INCOME (DEDUCTIONS)	1	16	28	39

INTEREST EXPENSE
Interest on long-term debt	126	114	481	444
Other interest	9	8	75	27
Allowance for borrowed funds used during construction	(2)	(1)	(6)	(7)

NET INTEREST EXPENSE	133	121	550	464

INCOME FROM CONTINUING OPERATIONS	201	146	738	732

LOSS FROM DISCONTINUED OPERATIONS (NET OF INCOME TAXES)	—	(8)	(1)	(13)

NET INCOME	$201	$138	$737	$719

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$0.78	$0.59	$2.96	$3.00
Discontinued operations	—	(0.03)	—	(0.05)

Net income	$0.78	$0.56	$2.96	$2.95

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$0.78	$0.59	$2.95	$2.99
Discontinued operations	—	(0.03)	—	(0.05)

Net income	$0.78	$0.56	$2.95	$2.94

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	257.0	245.0	249.3	243.9

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	258.1	245.9	250.3	244.7